Free Writing Prospectus to Preliminary Terms No. 4,451

Registration Statement Nos. 333-250103; 333-250103-01

Dated March 15, 2022; Filed pursuant to Rule 433

Morgan Stanley

3-Year Worst-of ARKG and ARKK PLUS

This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	ARK Genomic Revolution ETF (ARKG) and ARK Innovation ETF (ARKK)
Leverage factor:	300%
Maximum payment at maturity:	244% of principal
Pricing date:	March 18, 2022
Valuation date:	March 18, 2025
Maturity date:	March 21, 2025
CUSIP:	61773QRJ0
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/0001666268/000183988222005524/msf4451_fwp-02963.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlying, which could be either underlying. The graph and table below illustrate the payment at maturity depending on the performance of the worst performing underlying.

The PLUS
The Worst Performing Underlying
$2,440 Maximum
Payment at Maturity
PLUS Zone
Payment at Maturity on the PLUS
$2,600
$2,400
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
48%
60%
80%
100%
Percentage Change in the Closing Value of the Worst Performing Underlying

Change in Worst Performing Underlying	Return on PLUS
+150%	144.00%
+100%	144.00%
+80%	144.00%
+60%	144.00%
+48%	144.00%
+40%	120.00%
+30%	90.00%
+20%	60.00%
+10%	30.00%
0%	0.00%
-1%	-1.00%
-10%	-10.00%
-20%	-20.00%
-30%	-30.00%
-40%	-40.00%
-50%	-50.00%
-60%	-60.00%
-80%	-80.00%
-100%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the PLUS

●The PLUS do not pay interest or guarantee return of any principal.

●The appreciation potential of the PLUS is limited by the maximum payment at maturity.

●The market price will be influenced by many unpredictable factors.

●The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the PLUS is approximately $925.10 per PLUS, or within $30.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the PLUS is not linked to the values of the underlying shares at any time other than the valuation date.

●Investing in the PLUS is not equivalent to investing in either of the underlying shares.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The PLUS will not be listed on any securities exchange and secondary trading may be limited.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS.

●The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

Risks Relating to the Underlying Shares

●You are exposed to the price risk of both underlying shares.

●An investment in the PLUS is subject to risks associated with actively managed funds.

●Risks associated with disruptive innovation companies.

●Risks associated with the healthcare sector with respect to the ARK Genomic Revolution ETF.

●An investment in the PLUS is subject to risks associated with small-capitalization and micro-capitalization companies.

●There are risks associated with investments in PLUS linked to the value of foreign (and especially emerging markets) equity securities.

●The PLUS are subject to risks relating to cryptocurrencies and related investments.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

●The performance and market price of any of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the net asset value per share of such underlying shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.